Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

April 26, 2005
Avnet, Inc. to Acquire Global Semiconductor Distributor Memec

•	Avnet will Significantly Strengthen Position in Fast Growing Asia Region

•	Acquisition Expands Global Footprint with Entry into Japan Market

•	Transaction Expected to be Accretive to EPS Immediately After Closing

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) (“Avnet”) and Memec Group Holdings Limited (“Memec”) announced today that they have reached a definitive agreement for Avnet to acquire Memec in a stock and cash transaction valued at approximately $676 million, including the assumption of approximately $194 million of Memec’s net debt. Under the terms of the agreement, Memec investors will receive a total of approximately 24.011 million shares of Avnet common stock plus approximately $64 million of cash. The transaction is expected to generate annual synergies of approximately $130 million from cost savings (including $10 million from reduced interest expense) and is expected to be immediately accretive to earnings (excluding integration charges). The closing of the transaction, which is subject to customary regulatory approvals, is anticipated in 60 to 90 days.

Memec, a leading global distributor specializing in semiconductors, generated revenue of approximately $2.3 billion in calendar year 2004. In the same period Memec generated operating income of $63 million, adjusted to exclude certain non-recurring expenses. The privately-held company, which employs 2,400 people, provides customers with engineering expertise and design services covering a portfolio of semiconductor devices from industry leading suppliers. Memec will be integrated into Avnet, Inc. and its Electronics Marketing Group. After the acquisition, Avnet’s Electronics Marketing Group will have operations in 69 countries and anticipated annual sales of over $8.5 billion.

Roy Vallee, Avnet’s Chairman and Chief Executive Officer, commented, “We are excited about the opportunity to significantly expand our presence in each of our existing three regions as well as gain entry into the important Japan market. Memec is a well established semiconductor distributor with valuable franchises, strong technical capabilities and many talented people. In addition to delivering more value to both companies’ customers and suppliers, the combination creates significant value for Avnet shareholders. We believe that EPS accretion will begin immediately and we expect to realize double digit returns on this investment once the integration is complete.”

Memec, with operations in 33 countries and 130 cities, is the largest semiconductor distributor focused primarily on design chain services. In calendar year 2004, Memec grew total revenue approximately 27%, with the Americas accounting for 44% of Memec’s 2004 revenue followed by the Asia region, including Japan, at 31% and Europe, Middle East and Africa at 25%.

David Ashworth, Memec’s President and Chief Executive Officer, commented, “Given the increased demands of global technology markets, we have been exploring a number of strategic alternatives and combining with Avnet provides the best future for Memec. Avnet’s global infrastructure and access to capital, coupled with our technical expertise, will deliver industry leading value to our trading partners while allowing our investors to also participate in the value being created.”

“The acquisition of Memec strongly enhances our global design chain capabilities while reinforcing our critical role in supply chain services,” stated Harley Feldberg, President of Avnet Electronics Marketing. “With an expanded franchised supplier line-card, coupled with a portfolio of world-class design chain and supply-chain services, we are confident that we will further strengthen our relationships with customers and suppliers.”

Banc of America Securities LLC acted as financial advisor and Gibson, Dunn & Crutcher LLP acted as legal counsel to Avnet in connection with this transaction. Credit Suisse First Boston LLC acted as financial advisor and Simpson Thacher & Bartlett LLP acted as legal counsel to Memec in connection with this transaction.

Conference Call/Webcast Scheduled
A conference call relating to the announcement has been scheduled for today, April 26, 2005 at 6:00 PM EDT (3:00 PM PDT). Please dial (201) 689-8261 to listen to the call. In addition, a live internet broadcast will be available via Avnet’s website at www.ir.avnet.com. A replay will be available approximately 2–3 hours after the call ends until Friday, April 29, 2005 at 5:00 PM EST. To access the replay, please dial (201) 612-7415, account number 7815 and conference ID of 150130.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, particularly regarding the timing of the completion of the acquisition, the post-closing integration, the anticipated gains in returns on capital, and other post-closing operating prospects, represent the Company’s judgment, as of the date of this release. Risk and uncertainties that may materially affect the actual results include: (1) a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction; (2) the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction; and (3) those that are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K and Form 10-Q. Avnet expressly disclaims any intent or obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise.

Reference to Certain Non-GAAP Financial Information in the Press Release and Conference Call
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the registrant also discloses certain non-GAAP financial information including adjusted operating income and net income in the press release and the subsequent conference call relating to this announcement. The non-GAAP financial information is used to illustrate the Company’s results of operations as if the combination was in effect for the entire period. Management believes that providing this additional information is useful to investors to better assess and understand the anticipated effects of the combination on the Company’s operating results, especially when comparing results with previous periods or forecasting performance for future periods. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

The following is a reconciliation of Memec’s operating income for calendar year 2004 as reported under U.S. Generally Accepted Accounting Principles (“GAAP”) to the pro forma operating income of Memec as adjusted for certain non-recurring items noted below (in millions):

Operating income, as reported under GAAP	$45.9
Pro forma adjustments:
Write-off of capitalized IPO costs and other SG&A costs associated with terminated IPO in 2004	5.6
Restructuring and impairment charges and other severance related costs incurred in 2004	3.7
Annual management fee paid in 2004	2.3
Other non-recurring consulting and other project costs incurred in 2004	5.7

Operating income, pro forma	$63.2

About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

About Memec
Memec is a global semiconductor distributor specializing in demand creation and servicing the electronics industry with 2,400 employees, including 1,800 field application engineers, technical sales specialists, technical marketing professionals, and account representatives around the world. The company provides original equipment manufacturers with engineering expertise and a portfolio of semiconductor devices, and helps design customized, differentiated products. For more information, visit www.memec.com.

Investor Relations Contact:
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com
Media Contacts:
Jan Jurcy
Americas Public Relations
(480) 643-7642
jan.jurcy@avnet.com
Georg Steinberger
EMEA Public Relations
00 49 8121 774 203
georg.steinberger@avnet.com
Peggy Lee
Asia Public Relations
852 2176 5265
peggy.lee@avnet.com

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